AT&T Signs Agreement to Expand Use of D-Wave's Quantum Computing Technology Across Network Operations
In early work, AT&T cut network optimization processing time from approximately one hour to less than 15 seconds using D-Wave's quantum technology
PALO ALTO, Calif. and DALLAS — July 27, 2026 — D-Wave Quantum Inc. (NASDAQ: QBTS), (“D-Wave” or the “Company”), the only dual-platform quantum computing company providing both annealing and gate-model systems, software and services, and AT&T (NYSE: T) today announced that AT&T has signed an agreement to expand its use of D-Wave's quantum computing technology and plans to use the technology to address complex optimization challenges across its network operations.
AT&T's initial focus is on layering D-Wave's annealing quantum computing technology into the tools that are already powering AT&T’s agentic AI solutions. Agentic tools in AT&T’s network are improving network operations like outage detection and management, reducing customer downtime by 12 million hours in 2025. New quantum capabilities could help increase the benefits of agents in AT&T’s network operations.
In an early application, AT&T used D-Wave's technology to reduce the processing time for a network optimization workload from approximately one hour to less than 15 seconds. Building on this initial work, AT&T plans to explore using D-Wave’s quantum computing technology across a broader set of applications, such as outage detection and response, technician routing, network build planning, and traffic management. Through these applications, AT&T will explore how faster processing could translate into faster and more accurate planning, as AT&T scales its converged fiber and 5G network to meet growing AI-driven demand.
“AT&T’s work with D-Wave is a powerful example of how leading enterprises are beginning to turn to quantum computing for solving real business problems,” said Alan Baratz, CEO of D-Wave. “AT&T has incredibly complex optimization problems across its network operations, understands where classical computing is challenged, and is moving quickly to explore where quantum can make an impact. We’re excited to work with AT&T to help drive speed, efficiency and business value across its operations.”

AT&T is also evaluating D-Wave's forthcoming gate-model systems for potential applications in quantum security and quantum communications. This agreement is part of AT&T's broader innovation strategy, which applies quantum computing, AI, automation, advanced analytics, and software-defined infrastructure to modernize how the network is built, run, and optimized.

“D-Wave’s annealing quantum computing technology gives us a new way to approach optimization and high-intensity compute challenges across AT&T’s network operations,” said Lucus Haugen, director, Data Science for AT&T’s Chief Data Office. “The speed we’re seeing with D-Wave challenges what’s currently possible. It has the potential to help us optimize faster, increase efficiency and scale more real-time operations, making quantum a practical tool for advancing how we run and modernize our network.”

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how D-Wave is shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.
About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the ﬁrst phone call 150 years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Media Contacts:
D-Wave
Alex Daigle
media@dwavesys.com
AT&T
Kris Berry
kris.berry@att.com